SELLERS & ASSOCIATES LETTERHEAD


FEBRUARY 4,2003


SECURITIES AND EXCHANGE COMMISSION
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:  Atlantic Syndication Network, Inc.
     File No. 0-26383


Dear Sir or Madam:

We have read Item 4 of the Form 8-K of Atlantic Syndication
Network, Inc. dated February 4,2003 and agree with the statements concerning our Firm contained therein.


Very Truly Yours,

/s/ RICHARD SELLERS


SELLERS & ASSOCIATES, P.C.